Exhibit 99.1

ANDRX CORPORATION REPORTS 2002 FOURTH QUARTER AND FULL YEAR RESULTS

FOURTH QUARTER RESULTS INCLUDE $16.6 MILLION OF KUDCO LICENSING REVENUES
AND $50.9 MILLION IN TOTAL CHARGES RELATED TO PRODUCTION
INVENTORIES, NON-CORE OPERATIONS AND LEGAL MATTERS

     FORT LAUDERDALE, FLORIDA, March 5, 2003 — Andrx Corporation (Nasdaq: ADRX) (“Andrx” or the “Company”) today announced its financial results for the fourth quarter and year ended December 31, 2002, summarized as follows (in thousands, except per share amounts):

	Three Months Ended		Years Ended
	December 31,		December 31,

	2002	2001	2002	2001

Total revenues	$218,097	$196,602	$770,980	$749,041

Net income (loss)	$(31,912)	$(3,443)	$(91,817)	$37,546

Total net income (loss) allocated to Andrx (1)	$(31,912)	$4,241	$(86,399)	$72,862

Andrx diluted earnings (loss) per share (1)	$(0.45)	$0.06	$(1.22)	$1.01

Total net loss allocated to Cybear (1)		$(7,684)	$(5,418)	$(35,316)

Cybear diluted loss per share (1)		$(1.14)	$(0.80)	$(6.09)

(1)	See note 2 in the accompanying Unaudited Condensed Consolidated Statements of Operations.

The 2002 fourth quarter loss of $49.3 million before income tax benefit includes, among other things, total charges of $50.9 million, as follows:

(i)	$38.1 million charge to cost of goods sold related to production of the Company’s products and product candidates, consisting of $26.3 million of bioequivalent products, primarily the Company’s bioequivalent versions of Wellbutrin® SR/Zyban®, $1.1 million of brand products, and a $10.7 million charge related to an excess facilities lease, related leasehold improvements, excess aerosol product inventories, equipment and severance at Andrx’s Massachusetts aerosol manufacturing facilities, as the Company is considering alternatives, including possible divestiture.

(ii)	$12.8 million in other charges (included in Litigation settlements and other charges in the accompanying Unaudited Condensed Consolidated Statements of Operations), which include:

•	a $7.8 million charge for impairment of goodwill and intangible assets related to Physicians’ Online (“POL”) Internet assets, as the Company is considering alternatives, including possible divestiture, and

•	a $5 million charge relating to legal claims asserted against the Company.

(Above mentioned items were before the effect of income taxes at Andrx’s 2002 effective income tax rate of 35%)

     Andrx’s Chief Executive Officer, Richard J. Lane, commented: “2002 was a year of challenge and transitioning in which we continued to make investments for the future of our Company. Our strategy is to utilize our technologies to develop products that we consider to have significant commercial value for both our generic and brand business segments and, when appropriate, to enter into business alliances that create additional shareholder value. To achieve these goals, we continue to incur high levels of spending in R&D and to build our brand sales force. We did not have sufficient generic product launches in 2002 to offset such investment spending, which adversely affected short-term financial results, but our long-term plans remain intact. In the 2002 fourth quarter, our R&D efforts resulted in the submission of seven ANDAs and our second NDA (metformin XT), which was accepted for filing in February 2003. During the first two months of 2003, we have received final FDA approval for four of our ANDAs including our bioequivalent version of Claritin-D 24®, tentative FDA approval of our ANDAs for Claritin-D 12® and Lotensin®, and have submitted three new ANDAs.”

     Mr. Lane continued, “We still cannot predict the timing of the introduction of our generic versions of Wellbutrin SR/Zyban. In addition to the ongoing litigation uncertainty, we have likely extended the time required for us to receive FDA approval of our product by raising an issue that affects the expiration dating of our product. This issue pertains to impurity limits that have been adopted by the USP, and the FDA is seeking to enforce, but we have difficulty meeting as a result of patent obstacles that GlaxoSmithKline has placed in our way. Though we are in dialogue with the FDA and USP on this issue, the timing of that resolution and the launch of these products are uncertain. As a result, we have recorded a fourth quarter 2002 charge against our generic Wellbutrin/Zyban inventories. While we are confident that the product we made is safe, bioequivalent and does not infringe any patents, we have provided a reserve, not a write-off, to deal with the contingencies related to the remaining commercial life of our manufactured product and the timing of the resolution of this issue. During the fourth quarter of 2002, we also decided to no longer actively pursue, and to potentially divest our Massachusetts aerosol manufacturing facilities and POL, which we have identified as non-core operations, recording the appropriate charges. And though we continue to incur charges related to the start-up, utilization and production at our Florida and North Carolina facilities, we are also continuing to invest in manufacturing personnel and resources to alleviate these issues for the longer term.”

     Mr. Lane concluded, “Despite the lower court decision in the Prilosec® patent infringement case and the FDA’s decision to grant OTC status to the Claritin line of products, in both of these instances, we worked through these obstacles to create valuable opportunities for Andrx by entering into business alliances. Moreover, our internal operating plans are focused on delivering positive earnings per share in 2003 with or without a Wellbutrin SR/Zyban launch and plans are in place to control expenses, even while continuing to invest in our future. We are excited about our future and remain steadfastly committed to our long-term goals. We will continue to invest in our three business platforms – brand products, generic products and distribution, while remaining cognizant of the need to create shareholder value.”

     Revenues and Cost of Goods Sold

	Three Months Ended December 31,		Years Ended December 31,

	2002	2001	2002	2001

Distributed Products
Net sales	$153,051	$145,790	$534,618	$495,241
Cost of goods sold	124,550	123,362	433,650	410,292
Gross profit	28,501	22,428	100,968	84,949
Gross margin	18.6%	15.4%	18.9%	17.2%

Andrx Products – Bioequivalent
Net sales	$38,524	$42,284	$183,873	$197,940
Cost of goods sold	43,142	18,114	146,025	52,274
Gross profit (loss)	(4,618)	24,170	37,848	145,666
Gross margin (loss)	(12.0%)	57.2%	20.6%	73.6%

Andrx Products — Brand
Net sales	$7,186	$3,753	$25,534	$31,063
Cost of goods sold	3,994	5,926	13,263	12,163
Gross profit (loss)	3,192	(2,173)	12,271	18,900
Gross margin (loss)	44.4%	(57.9%)	48.1%	60.8%

Licensing and Royalties
Revenue	$16,931	$1,967	$17,340	$13,648
Gross profit	16,931	1,967	17,340	13,648
Gross margin	100.0%	100.0%	100.0%	100.0%

Other
Revenue	$2,405	$2,808	$9,615	$11,149
Cost of goods sold	13,573	1,514	27,131	4,866
Gross profit (loss)	(11,168)	1,294	(17,516)	6,283
Gross margin (loss)	(464.4%)	46.1%	(182.2%)	56.4%

Total
Total Revenues	$218,097	$196,602	$770,980	$749,041
Cost of goods sold	185,259	148,916	620,069	479,595
Gross profit	32,838	47,686	150,911	269,446
Gross margin	15.1%	24.3%	19.6%	36.0%

     In the fourth quarter of 2002, net sales of distributed products increased to an all time high level of $153.1 million which includes participation in the distribution of generic products introduced by other generic manufacturers, including generic versions of Prilosec and Augmentin®. Distributed products’ gross margin of 18.6% in the fourth quarter of 2002 is consistent with the overall level of gross margin realized throughout 2002, and is toward the higher end of our historical range of 15% to 21%.

     The decrease in net sales of Andrx bioequivalent products in the 2002 fourth quarter from the 2001 fourth quarter includes a decline in net sales of Andrx’s existing bioequivalent products, which was offset in part by net sales of Andrx bioequivalent products launched in 2002. During the 2002 fourth quarter, the Company recorded a charge to cost of goods sold of $26.3 million, primarily relating to pre-launch production of Andrx’s bioequivalent versions of Wellbutrin SR/Zyban. Additionally, in the fourth quarter of 2002, Andrx incurred expenses included in cost of goods sold of $219,000 related to the start-up of its new Weston, Florida facility and $1.3 million related to facility utilization issues at its Davie, Florida facilities. As a result of the foregoing, gross margin for bioequivalent products was a negative 12.0% in the fourth quarter of 2002.

     The increase in net sales of Andrx’s brand products in the 2002 fourth quarter to $7.2 million from $3.8 million in the 2001 fourth quarter is primarily the result of increased net sales from the Entex® cough and cold product line and $2.4 million of net sales of Altocor™, which was launched during the 2002 third quarter. The fourth quarter of 2002 cost of goods sold includes a charge of $1.1 million related to production failures. For the comparable quarter of 2001, Andrx recorded a charge of approximately $4.1 million included in cost of goods sold primarily due to the high levels of potentially obsolete inventory in the brand distribution channel.

     Licensing and royalties revenues for the 2002 fourth quarter primarily consist of $16.6 million of estimated licensing revenues from an agreement with Kremers Urban Development Co. (“KUDCo”) related to KUDCo’s sales of its generic version of Prilosec, which commenced on December 9, 2002. Licensing and royalties revenues for the 2001 fourth quarter primarily represent fees related to an agreement with Geneva Pharmaceuticals, Inc. (“Geneva”), which was terminated in the fourth quarter of 2001.

     In the fourth quarter of 2002, cost of goods sold related to other revenues includes a $10.7 million charge related to an excess facilities lease, related leasehold improvements, excess aerosol product inventories, equipment and severance at Andrx’s Massachusetts aerosol manufacturing facilities and a $1.1 million charge relating to underutilization of these aerosol manufacturing facilities.

     Selling, General and Administrative (“SG&A”) Expenses

     SG&A expenses of $53.8 million in the 2002 fourth quarter, or 24.6% of total revenues, continued to increase primarily as a result of additional brand sales and marketing costs and the expansion of distribution operations, including the opening of Andrx’s Ohio distribution center in September 2002.

     Research and Development (“R&D”) Expenses

     R&D expenses in the 2002 fourth quarter represent 39.3% of Andrx’s products net sales. During the fourth quarter of 2002, Andrx submitted seven ANDAs to the FDA, bringing the total submitted during the year ended December 31, 2002 to eleven and total ANDAs pending at the FDA to more than 30. Andrx also submitted an NDA for metformin XT to the FDA in the fourth quarter of 2002, which was accepted as filed by the FDA in February 2003. In the fourth quarter of 2002 and 2001, R&D expenses include milestones to Geneva of $3.0 million and $2.0 million, respectively.

     Year Ended December 31, 2002

     Andrx’s operating results for the year ended December 31, 2002 include, among other things:

•	a second quarter 2002 litigation settlements charge of $60 million relating to the Cardizem® CD antitrust litigation.

•	a second quarter 2002 provision for doubtful accounts (included in SG&A) of approximately $4 million relating to numerous improper entries that affected the aging of its accounts receivable from 1999 through 2001. After consideration of all of the facts and circumstances, the Company recognized the full $4 million prior period misstatement in the second quarter of 2002, as the Company believes its impact is not material to any period affected.

•	charges to cost of goods sold throughout 2002 totaling $104.5 million (inclusive of the $38.1 million of 2002 fourth quarter amounts) related to $41 million for unusable pre-launch inventories of the Company’s bioequivalent version of Prilosec, resulting from a lower court ruling of patent infringement, $38 million in production of the Company’s other products and product candidates, primarily the fourth quarter 2002 charges of its bioequivalent version of Wellbutrin SR/Zyban, $8 million related to excess capacity at its Massachusetts aerosol manufacturing facilities, $5 million related to the utilization of its Davie, Florida manufacturing facilities, and $800,000 related to start-up costs for the Company’s Weston, Florida manufacturing facility. In addition, for the year ended December 31, 2002, there was a total charge to cost of goods sold of $11.7 million related to an excess facilities lease, related leasehold improvements, excess aerosol product inventories, equipment and severance at Andrx’s Massachusetts aerosol manufacturing facilities.

     Balance Sheet

     As of December 31, 2002, the Company had $97 million in cash, cash equivalents and investments available-for-sale and $282 million of working capital. On December 30, 2002, the Company established a four-year secured revolving line of credit facility of up to $185 million, none of which was outstanding at December 31, 2002.

     Outlook

     In its distribution business, growth in net sales will continue to be primarily a function of new generic products launched by other generic manufacturers, offset by the overall level of net price declines on existing distributed products. Accordingly, the distribution operation is expected to grow at a rate consistent with the overall generic industry.

     In the bioequivalent products business, sales of Andrx’s current bioequivalent products are not expected to increase and may decrease based on, among other things, market conditions, and future growth will be generated from the launch of new products. The most significant of Andrx’s product candidates are Wellbutrin SR/Zyban, Tiazac and the Claritin family of products (Claritin-D 24 Hour, Claritin-D 12, and Claritin Reditabs, all of which have been converted into OTC products by the brand holder). Andrx has made, is in the process of making or will make commercial quantities of these products prior to the date in which Andrx anticipates that such products will receive FDA final marketing approval and/or satisfactory resolution of the patent infringement litigation involving them. The commercial production of these products involves the risk that such product(s) may not be approved for marketing by the FDA on a timely basis or ever and/or that the results of such litigation may not be satisfactory. This risk notwithstanding, Andrx plans to continue to scale-up and build inventories of certain products that have not yet received final FDA marketing approval and/or satisfactory resolution of patent infringement litigation, when it believes that such action is necessary and appropriate in relation to the commercial value of its product launch opportunity.

     In late February 2003, Andrx proposed amendments to its ANDAs for its bioequivalent versions of Wellbutrin SR/Zyban, even though it believed that those ANDAs were nearing the last stages of FDA’s final approval process, and it was in the late stage of the process of building launch quantities for these products. This action was taken to change a specification which Andrx had previously agreed to, but later determined, based upon additional manufacturing experience and analysis, should be changed. Though Andrx has supplied scientific evidence that these issues only affect expiration dating, and not the efficacy or safety of the products, and is consistent with the FDA’s guidance on impurities, the FDA has advised that the specification that it previously agreed to may need to be further revised in light of updated USP specifications, that the FDA is now seeking to enforce. As we are in discussions with the FDA and USP on this issue, Andrx cannot at this time accurately advise whether or when such issues will be satisfactorily resolved or these product introductions will occur.

     The FDA granted final marketing approval for Claritin-D 24 in February 2003, and to the Company’s knowledge, the only substantive matter delaying approval of Andrx’s bioequivalent versions of Claritin D-12 and Claritin Reditabs is the expiration of the 180-day market exclusivity period for each of those products. Andrx also believes that it is nearing final marketing approval for its bioequivalent version of Tiazac, as the FDA has advised that it does not presently have any issues concerning the bioequivalence or stability of the proposed Andrx product.

     In its brand products business, Andrx began to ship and promote Altocor, its first internally developed product, in July 2002, and recorded approximately $3.8 million in net sales of Altocor on shipments of approximately $11.7 million (estimated net sales value) in 2002. Andrx deferred recognition of the net sales relating to a significant portion of the shipments of Altocor, given the limited amount of prescription and return history and the sales terms and incentives (which included a right of return of initial stocking). By the end of the first quarter of 2003, Andrx will have approximately 450 sales representatives detailing its products. Though current sales and marketing trends would equate to 2003 net sales of Altocor of approximately $35 million, a number of new sales and marketing initiatives have been or are in the process of being implemented which management believes will increase such sales to approximately $50 million. Andrx’s application for a registered trademark for Altocor has been opposed by Kos Pharmaceuticals, which alleges that there is a likelihood of confusion between Kos’ trademark, Advicor, and Altocor. Andrx has requested FDA guidance on other names, and may seek to change the name of Altocor.

     Andrx expects to continue to generate significant licensing revenues from its agreement with KUDCo. Pursuant to the KUDCo agreement, Andrx is entitled to receive:

•	15.0% of KUDCo’s net profits, as defined in the agreement (“Net Profits”), for approximately six months after the December 9, 2002, launch;

•	9.0% of KUDCo’s Net Profits until the earlier of

(a)	the next twelve months or,

(b)	an appellate court decision, as defined in the agreement and

•	6.25% of KUDCo’s Net Profits during approximately the next 24 months thereafter.

     Such licensing fees may also cease if Andrx or Genpharm, Inc., who is also a party to that agreement with KUDCo, becomes lawfully permitted to launch its own bioequivalent version of Prilosec. Andrx earned $16.6 million in estimated licensing revenues in the fourth quarter of 2002 which includes the initial stocking of KUDCo’s generic version of Prilosec, commonly referred to as pipeline fill. KUDCo estimates that license revenues due to Andrx for January 2003 will be approximately $9.4 million. Future KUDCo licensing revenues will also be dependent on a number of factors, including, among other things, KUDCo’s manufacturing capacity, market competition for Prilosec and other factors outside of Andrx’s control. Payments to Andrx on amounts earned in December 2002 and January 2003 are due to Andrx 90 days after the respective month end. Amounts earned thereafter are due to Andrx 60 days after the respective month end.

     Throughout 2003, Andrx will continue to focus on improving its pharmaceutical manufacturing operations. Andrx’s Weston, Florida manufacturing facility is expected to become fully operational by 2004 and will produce specialty, niche and immediate release products, including oral contraceptives. Andrx’s North Carolina facility is expected to be operational in 2005. Andrx is also exploring alternatives, including a possible divestiture of its Massachusetts aerosol manufacturing facilities. Until all of these efforts come to fruition, Andrx will continue to incur costs related to the start-up at its Weston, Florida and North Carolina facilities, utilization at its Davie, Florida facilities and excess capacities at its Massachusetts aerosol manufacturing facilities. The Company expects to incur approximately $5 million to $6 million per quarter of such other unabsorbed manufacturing costs in the form of start-up costs and utilization issues, before the possible divestiture of its Massachusetts aerosol facilities. The Company will also incur additional unabsorbed charges directly to cost of goods sold for production of products and product candidates.

     SG&A will continue to increase as a result of, among other things, brand commercial operation activities including an expanded sales force and Altocor promotional activity, and the operations at Andrx’s Ohio distribution facility. Levels of SG&A will continue to be generally a function of sales and product mix. Andrx continues to evaluate alternatives concerning its POL Internet assets including a possible divestiture.

     The Company currently plans to invest approximately $60 million in R&D for the year ending December 31, 2003, which will be allocated approximately 50% to bioequivalent products and 50% to brand products. Such level of spending will be reviewed from time to time based on, among other things, the launch of certain bioequivalent products such as Wellbutrin SR/Zyban and the Claritin family of products.

     The Company believes its federal and state effective income tax rate for 2003 will be approximately 38%.

     Though the timing remains uncertain, the Company remains optimistic that it will be able to introduce during 2003 its bioequivalent versions of Tiazac, and through its arrangement with Perrigo Company (“Perrigo”) its bioequivalent version of Claritin-D 24. Additionally, through its arrangement with Perrigo, the Company can potentially also introduce in 2003 its bioequivalent versions of Claritin-D12 and Claritin Reditabs, which are subject to, among other things, exclusivity rights of other generic manufacturers. Future product introductions are dependent on a number of factors including, among other things, manufacturing scale-up, final FDA marketing approval, satisfactory resolution of litigation, the competitive marketplace and the other factors described in Andrx’s SEC filings.

     Andrx’s operating results for the first quarter of 2003 will continue to be highly dependent on KUDCo license revenues, Andrx’s ability to manufacture and generate net sales of Altocor, its bioequivalent versions of Cardizem CD and, to a lesser extent, Dilacor XR® and Glucophage, and whether Andrx launches significant additional bioequivalent products.

     Other

     Following the discovery that one of its employees had inappropriately altered its accounts receivable records and the Company’s former auditors, Arthur Andersen LLP, ceased operations, Andrx requested that its new independent auditors, Ernst & Young LLP, re-audit Andrx’s 2001 consolidated financial statements, to provide additional assurance that the Company’s 2001 consolidated financial statements were fairly stated. The re-audit is now substantially complete and is not expected to result in a change to the 2001 consolidated financial statements as filed in the Company’s 2001 Form 10-K, as amended. The Ernst & Young auditors’ report, to be included in the Company’s Annual Report on Form 10-K for 2002, is expected to include an unqualified opinion on Andrx’s consolidated financial statements for the years ended December 31, 2002 and 2001.

     Webcast

     Investors will have the opportunity to listen to management’s discussion of this release in a conference call to be held on March 5, 2003 at 8:00 AM Eastern Time. This call is being webcast and can be accessed at Andrx’s website http://www.andrx.com. The webcast will be available for replay.

     About Andrx Corporation

     Andrx is engaged in the formulation and commercialization of oral controlled-release pharmaceuticals utilizing its proprietary drug delivery technologies. In its ANDA program, Andrx is developing generic versions of controlled-release or specialty, niche or immediate release brand name pharmaceuticals. In its NDA program, Andrx is developing its own brand name formulations of certain existing drugs that it believes may be improved by the application of Andrx’s drug delivery technologies. Andrx also markets and distributes pharmaceutical products manufactured by third parties.

     Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein or which are otherwise made by or on behalf of the Company that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “ plan,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including but not limited to, the Company’s dependence on a relatively small number of products, licensing revenues, the timing and outcome of litigation and future product launches, government regulation, competition, and manufacturing results. Andrx Corporation is also subject to other risks detailed herein or detailed from time to time in its filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2001 and the Forms 10-Q for the quarterly periods ended March 31, 2002, June 30, 2002 and September 30, 2002.

     This release and additional information about Andrx Corporation is also available on the Internet at: http://www.andrx.com.

     Contacts:

Angelo C. Malahias
Senior Vice President and
Chief Financial Officer
Andrx Corporation
Phone: 954-217-4205

Gale Blackburn
Vice President
Investor Relations
Andrx Corporation
Phone: 954-217-4344

ANDRX CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,

	2002	2001 (1)	2002	2001 (1)

Revenues
Distributed products	$153,051	$145,790	$534,618	$495,241
Andrx products	45,710	46,037	209,407	229,003
Licensing and royalties	16,931	1,967	17,340	13,648
Other	2,405	2,808	9,615	11,149

Total revenues	218,097	196,602	770,980	749,041

Operating expenses
Cost of goods sold	185,259	148,916	620,069	479,595
Selling, general and administrative	53,758	38,570	193,253	145,321
Research and development	17,942	12,664	51,479	52,846
Litigation settlements and other charges	12,833	2,404	72,833	14,759
Total operating expenses	269,792	202,554	937,634	692,521

Income (loss) from operations	(51,695)	(5,952)	(166,654)	56,520
Other income, net	2,364	2,764	14,011	12,411

Income (loss) before income taxes	(49,331)	(3,188)	(152,643)	68,931
Income tax (benefit)	(17,419)	255	(60,826)	31,385

Net income (loss)	$(31,912)	$(3,443)	$(91,817)	$37,546

EARNINGS (LOSS) PER SHARE

ANDRX COMMON STOCK: (2)
Net income (loss) allocated to Andrx (includes Cybear subsequent to the May 17, 2002 Conversion)	$(31,912)	$4,241	$(85,873)	$72,862
Premium on Conversion of Cybear common stock	—	—	(526)	—

Total net income (loss) allocated to Andrx	$(31,912)	$4,241	$(86,399)	$72,862

Net income (loss) per share of Andrx common stock:
Basic	$(0.45)	$0.06	$(1.22)	$1.04

Diluted	$(0.45)	$0.06	$(1.22)	$1.01

Weighted average shares of Andrx common stock outstanding:
Basic	71,356	70,360	70,876	69,998

Diluted	71,356	72,557	70,876	72,243

CYBEAR COMMON STOCK: (2)
Net loss allocated to Cybear (through the May 17, 2002 Conversion)		$(7,684)	$(5,944)	$(35,316)
Premium on Conversion of Cybear common stock		—	526	—

Total net loss allocated to Cybear		$(7,684)	$(5,418)	$(35,316)

Basic and diluted net loss per share of Cybear common stock (3)		$(1.14)	$(0.80)	$(6.09)

Basic and diluted weighted average shares of Cybear common stock outstanding (3)		6,743	6,743	5,802

(1)	Certain prior period amounts have been reclassified to conform to the current period presentation.

(2)	Effective May 17, 2002, all outstanding shares of Cybear common stock were converted to Andrx common stock. For periods subsequent to the conversion, Andrx Corporation will only report earnings (loss) per share for Andrx common stock which includes all of the former Cybear’s operating results from the effective date of the conversion and will no longer report separate earnings (loss) per share for the former Cybear common stock.

(3)	The basic and diluted weighted average shares of Cybear common stock outstanding and the basic and diluted net loss per share of Cybear common stock included herein for the period through May 17, 2002 and the year ended December 31, 2001 reflect the July 31, 2001 one-for-four reverse stock split for Cybear common stock.

ANDRX CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,

	2002	2001

Assets

Cash, cash equivalents and investments available-for-sale	$97,394	$245,424
Accounts receivable, net	130,044	129,900
Inventories, net	147,967	161,691
Income tax receivable and deferred income tax assets, net	101,858	30,745
Other current assets	12,371	15,313
Total current assets	489,634	583,073
Property, plant and equipment, net	233,828	139,898
Goodwill, intangibles and other assets, net	66,017	66,243

Total assets	$789,479	$789,214

Liabilities and Stockholders’ Equity

Total current liabilities	$208,058	$136,238
Non-current liabilities	15,714	5,082

Total liabilities	223,772	141,320
Commitments and contingencies
Total stockholders’ equity	565,707	647,894

Total liabilities and stockholders’ equity	$789,479	$789,214